CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Trustees and Shareholders

Wells Fargo Funds Trust

We consent to the use of our reports dated March 24, 2016, with respect to the financial statements of Wells Fargo 100% Treasury Money Market Fund (formerly Wells Fargo Advantage 100% Treasury Money Market Fund), Wells Fargo California Municipal Money Market Fund (formerly Wells Fargo Advantage California Municipal Money Market Fund), Wells Fargo Cash Investment Money Market Fund (formerly Wells Fargo Advantage Cash Investment Money Market Fund), Wells Fargo Government Money Market Fund (formerly Wells Fargo Advantage Government Money Market Fund), Wells Fargo Heritage Money Market Fund (formerly Wells Fargo Advantage Heritage Money Market Fund), Wells Fargo Money Market Fund (formerly Wells Fargo Advantage Money Market Fund), Wells Fargo Municipal Cash Management Money Market Fund (formerly Wells Fargo Advantage Municipal Cash Management Money Market Fund), Wells Fargo Municipal Money Market Fund (formerly Wells Fargo Advantage Municipal Money Market Fund), Wells Fargo National Tax-Free Money Market Fund (formerly Wells Fargo Advantage National Tax-Free Money Market Fund), and Wells Fargo Treasury Plus Money Market Fund (formerly Wells Fargo Advantage  Treasury Plus Money Market Fund), 10 of the funds collectively referred to as the Wells Fargo Money Market Funds and comprising the Wells Fargo Funds Trust, as of January 31, 2016, incorporated herein by reference and to the references to our firm under the headings “Financial Highlights” in the prospectuses and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/ KPMG LLP

Boston, Massachusetts

May 25, 2016